As filed with the Securities and Exchange Commission on May 20, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

FTD GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-0719190
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3113 Woodcreek Drive

Downers Grove, Illinois  60515-5420

(Address of principal executive offices) (Zip Code)

FTD Group, Inc. 2005 Amended and Restated Equity Incentive Award Plan

(Full title of the Plans)

Jon R. Burney, Esq.

Vice President, General Counsel and Secretary

FTD GROUP, INC.

3113 Woodcreek Drive

Downers Grove, Illinois  60515-5420

(Name and address of agent for service)

(630) 719-7800

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(8)
Common Stock, par value $0.01	2,398,323 shares		$10.975	(2)	$26,321,595	$3,098.05
Common Stock, par value $0.01	2,069,455 shares	(3)	$3.00		$6,208,365	$730.72
Common Stock, par value $0.01	65,000 shares	(4)	$13.00		$845,000	$99.46
Common Stock, par value $0.01	20,000 shares	(5)	$12.75		$255,000	$30.01
Common Stock, par value $0.01	25,000 shares	(6)	$10.96		$274,000	$32.25
Common Stock, par value $0.01	15,000 shares	(7)	$10.705		$160,575	$18.90
Total	4,592,778 shares		—		$34,064,535	$4,009.39

(1)           Represents shares issuable under the FTD Group, Inc. 2005 Amended and Restated Equity Incentive Award Plan.  This Registration Statement shall also cover any additional shares of Common Stock attributable to these registered shares which become issuable under the FTD Group, Inc. 2005 Amended and Restated Equity Incentive Award Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)           Calculated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high ($11.14) and low ($10.81) selling prices per share of the Registrant’s Common Stock on May 18, 2005, as reported by the New York Stock Exchange, or $10.975.

(3)           Represents 2,069,455 shares of common stock subject to options outstanding under the FTD Group, Inc. 2005 Amended and Restated Equity Incentive Award Plan at an exercise price of $3.00 per share.

(4)           Represents 65,000 shares of common stock subject to options outstanding under the FTD Group, Inc. 2005 Amended and Restated Equity Incentive Award Plan at an exercise price of $13.00 per share.

(5)           Represents 20,000 shares of common stock subject to options outstanding under the FTD Group, Inc. 2005 Amended and Restated Equity Incentive Award Plan at an exercise price of $12.75 per share.

(6)           Represents 25,000 shares of common stock subject to options outstanding under the FTD Group, Inc. 2005 Amended and Restated Equity Incentive Award Plan at an exercise price of $10.96 per share.

(7)           Represents 15,000 shares of common stock subject to options outstanding under the FTD Group, Inc. 2005 Amended and Restated Equity Incentive Award Plan at an exercise price of $10.705 per share.

(8)           Calculated at a rate of $117.70 per $1,000,000 pursuant to SEC Fee Rate Advisory #6 for Fiscal Year 2005.

PART I

Item 1.    Plan Information

Not filed as part of this Registration Statement pursuant to the Note to Part 1 of Form S-8.  The documents containing the information specified in this item have been or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.    Registrant Information and Employee Plan Annual Information

Not filed as part of this Registration Statement pursuant to the Note to Part 1 of Form S-8.  The documents containing the information specified in this item have been or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.

PART II

Item 3.    Incorporation of Documents by Reference

FTD Group, Inc. (the “Company” or the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

A.            The Company’s prospectus filed with the Commission of February 9, 2005 pursuant to Rule 424(b)(4) of the Securities Act;

B.            The Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 13, 2005 pursuant to Section 13(a) of the Exchange Act;

C.            The Company’s current reports on Form 8-K filed with the Commission on February 17, 2005, February 28, 2005, March 15, 2005, March 29, 2005, April 21, 2005, April 26, 2005 and May 12, 2005; and

D.            Description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A (Reg. No. 333-120723) filed with the Commission on February 3, 2005, including any subsequently filed amendments and reports updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement (other than information furnished under either 2.02 or 7.01 of any current report on Form 8-K) and are a part hereof from the date of filing such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation.  The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Article Five of the Company’s Second Amended and Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of such provision shall not adversely affect any right or protection of a director of the Company existing immediately prior to such repeal or modification.

Article V of the Company’s Amended and Restated Bylaws provides that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Article V of the Company’s Amended and Restated Bylaws further provides that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

The Company has entered into indemnification agreements with its directors and officers. The indemnification agreements provide indemnification to the Company’s directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. The Company has also obtained directors’ and officers’ liability insurance, which insures against liabilities that its directors or officers may incur in such capacities.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit Number	Exhibit
3.1(1)	Second Amended and Restated Certificate of Incorporation of FTD Group, Inc.
3.2(1)	Amended and Restated Bylaws of FTD Group, Inc.
5.1	Opinion and Consent of Latham & Watkins LLP as to the legality of the issuance of ordinary shares offered hereby.
10.1(2)	FTD Group, Inc. 2005 Amended and Restated Equity Incentive Award Plan.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature pages to this Registration Statement).

(1) Incorporated herein by reference to the Registrant’s Form 10-Q for the quarter ended March 31, 2005.

(2) Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-120723), as amended.

Item 9.    Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, State of Illinois on this 20th day of May, 2005.

FTD GROUP, INC.

By:	/s/ Carrie A. Wolfe
Carrie A. Wolfe
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of FTD Group, Inc., a Delaware corporation, do hereby constitute and appoint Michael J. Soenen, Chief Executive Officer, and Carrie A. Wolfe, Chief Financial Officer, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael J. Soenen	Director, President and Chief Executive Officer	May 20, 2005
Michael J. Soenen

/s/ Carrie A. Wolfe	Chief Financial Officer	May 20, 2005
Carrie A. Wolfe

/s/ Peter J. Nolan	Director	May 20, 2005
Peter J. Nolan

/s/ John M. Baumer	Director	May 20, 2005
John M. Baumer

/s/ Timothy J. Flynn	Director	May 20, 2005
Timothy J. Flynn

/s/ Robert S. Apatoff	Director	May 20, 2005
Robert S. Apatoff

/s/ Ted C. Nark	Director	May 20, 2005
Ted C. Nark

/s/ Adam M. Aron	Director	May 20, 2005
Adam M. Aron

EXHIBIT INDEX

Exhibit Number	Exhibit

3.1(1)	Second Amended and Restated Certificate of Incorporation of FTD Group, Inc.
3.2(1)	Amended and Restated Bylaws of FTD Group, Inc.
5.1	Opinion and Consent of Latham & Watkins LLP as to the legality of the issuance of ordinary shares offered hereby.
10.1(2)	FTD Group, Inc. 2005 Amended and Restated Equity Incentive Award Plan.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature pages to this Registration Statement).

(1) Incorporated herein by reference to the Registrant’s Form 10-Q for the quarter ended March 31, 2005.

(2) Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-120723), as amended.